WellCare Health Plans, Inc.
The WellCare Group of Companies
WellCare of Florida, inc.
HealthEase of Florida, inc.
WellCare of New York, inc.
WellCare of Connecticut, inc.
WellCare of Louisiana, inc.
WellCare of Georgia, inc.
WellCare of Ohio, inc.
WellCare Prescription Insurance, inc.
Harmony Health Plan of Illinois, inc.
Harmony Health Plan of Indian, inc.
Harmony Behavioral Health, inc.
Comprehensive Health Management, inc.
Comprehensive Reinsurance, ltd.

8735 Henderson Road, Ren 1
Tampa, Florida 33634
Telephone: (813) 290-6353
Fax: (813) 290-6210
Thad. Bereday@wellcare.com
Exhibit 10.27
Heath Schiesser
President and Chief Executive Officer
July 2, 2008
Anil Kottoor
1600 Gulf Blvd., #313
Clearwater, Florida 33767
Dear Mr. Kottoor:
On behalf of Comprehensive Health Management, Inc., I am pleased to offer you the compensation arrangements and other terms of continued employment as set forth in Exhibit A attached hereto and incorporated herein by reference.
Exhibit A constitutes the entire agreement with respect to the subject matters thereof and shall supersede any prior written or oral agreements, understandings or arrangements between the parties regarding any of the items addressed in Exhibit A. Except as modified in Exhibit A, the terms of any prior written or oral agreements, understandings or arrangements between the parties shall remain in full force and effect.
To accept this offer, please sign and date this letter where indicated below and return it to my attention. This offer, if not accepted, will expire on July 8, 2008. Your acceptance of the compensation arrangements and other terms of continued employment set forth in Exhibit A is contingent upon you signing the enclosed Restrictive Covenant Agreement. We are also enclosing an Indemnification Agreement for your signature.
Very truly yours,
/s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer
AGREED AND ACCEPTED:

/s/ Anil Kottoor Anil Kottoor	July 8, 2008 Date

EXHIBIT A
EMPLOYMENT TERM SHEET
ANIL KOTTOOR

Position & Responsibilities	Senior Vice President and Chief Information Officer of WellCare Health Plans, Inc. (“WellCare”) and Comprehensive Health Management, Inc. (the “Company”).

Salary	Executive will continue to earn a base salary of $315,000 per annum. This salary will be reviewed and subject to increase annually at the discretion of the Board (the “Board”) of WellCare or the Compensation Committee (the “Compensation Committee”) of the Board.

Special Retention Bonus	$157,500 in cash will be paid in January 2009 in accordance with the Special Retention Bonus Plan or upon termination of employment if employment is terminated by the Company without Cause prior to payment in accordance with the Special Retention Bonus Plan. The foregoing payment is subject to Executive remaining in continuous employment (other than as a result of being terminated by the Company without Cause) with the Company through the payment date in January 2009.

2008 Long-Term Incentive Cash Award Program	Executive’s 2008 long term incentive bonus target of $354,375 will be paid at target upon termination of employment if employment is terminated (a) by Executive after the earlier of (i) May 1, 2009 or (ii) six months following a change in the reporting relationship whereby Executive does not report directly to the Chief Executive Officer of WellCare (“Change in Reporting Relationship”) or (b) by the Company without Cause if prior to (i) or (ii) above; provided, however, if employment is not terminated prior to September 2009, the bonus will be paid at the adjusted amount (+/- up to 50%) at the same time as the Company’s other senior executives in September 2009 in accordance with the 2008 Long-Term Incentive Cash Award Program. The foregoing payment is subject to Executive remaining in continuous employment (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of May 1, 2009 or six months following a Change in Reporting Relationship.

2009 Focal Point Bonus (for performance year 2008)	Executive’s 2009 Focal Point bonus target of $252,000 (subject to adjustment as provided below) will be paid in cash in March 2009 in accordance with the Company’s past policies and practices or upon termination of employment if employment is terminated (a) by Executive after six months following a Change in Reporting Relationship or (b) by the Company without Cause prior to payment in March 2009 in accordance with the Company’s past policies and practices. Such bonus target will be increased or decreased based on Executive’s individual performance and the performance of the Company as determined at the discretion of the Board or Compensation Committee. The foregoing payment is subject to Executive remaining in continuous employment (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of the payment date in March 2009 or six months following a Change in Reporting Relationship.

2009 Focal Point LTI (for performance year 2008)	Executive’s 2009 Focal Point long-term incentive equity target of $472,500 (subject to adjustment as provided below) will be awarded in March 2009 in accordance with the Company’s past policies and practices. Such equity award target will be increased or decreased based on Executive’s individual performance and performance of the Company as determined at the discretion of the Board or Compensation Committee. The exact terms of the equity award, as well as the determination as to whether or not an equity award will be granted, remains in the sole and absolute discretion of the Board or Compensation Committee. If approved by the Board or Compensation Committee, the equity award would be based on the standard valuation methodologies used by the Company under FAS123(R) and applicable internal policies and subject to vesting and other conditions of the equity plan pursuant to which your equity award would be granted and the Company’s standard policies and practices.

2009 Additional Retention Bonus	Executive will be entitled to receive a cash payment in the amount of $236,250 (representing 50% of Executive’s 2009 Focal Point LTI target of $472,500) on May 1, 2010 if employment is terminated (a) by Executive following the earlier of (i) May 1, 2009 and (ii) six months following a Change in Reporting Relationship or (b) by the Company without Cause if prior to (a)(i) or (ii) above; provided, however, Executive’s right to receive the payment will lapse if Executive’s employment is not terminated (for any reason) prior to June 1, 2009. The foregoing payment is subject to Executive (a) remaining in continuous employment (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of May 1, 2009 and six months following a Change in Reporting Relationship, (b) complying with all post-termination covenants, including non-competition, non-solicitation, confidentiality and non-disparagement and (c) within 30 days of termination of employment, entering into a waiver and release agreement with the Company.

Outstanding Restricted Stock Awards	Executive’s restricted stock award agreements dated January 2, 2007, March 13, 2007 and August 3, 2007 (the “Outstanding Restricted Stock Award Agreements”) are hereby amended so that upon termination of employment if employment is terminated (a) by Executive after the earlier of (i) May 1, 2009 and (ii) six months following a Change in Reporting Relationship or (b) by the Company without Cause, all unvested shares will immediately vest in full; provided that Executive remains continuously employed (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of May 1, 2009 and six month following a Change in Reporting Relationship; provided further, that the original vesting schedule set forth in each Outstanding Restricted Stock Award Agreement shall apply if Executive’s employment is not terminated (for any reason) prior to June 1, 2009. Restricted stock awards granted as part of the 2009 Focal Point LTI will not include the foregoing provision.

March 5, 2008 Stock Option Award	Executive’s Non-Qualified Stock Option Award Agreement dated March 5, 2008 (the “Retention Option Award Agreement”) will be amended so that upon termination of employment if employment is terminated (a) by Executive after the earlier of (i) May 1, 2009 and (ii) six months following a Change in Reporting Relationship or (b) by the Company without Cause, all shares subject to the award will immediately vest in full; provided that Executive remains continuously employed (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of May 1, 2009 and six month following a Change in Reporting Relationship; provided further, that the original vesting schedule set forth in the Retention Option Award Agreement shall apply if Executive’s employment is not terminated (for any reason) prior to June 1, 2009.

Severance Benefits	Executive will be entitled to the continuation of Executive’s then current annual base salary and health benefits through May 1, 2010 if employment is terminated (a) by Executive after the earlier of (i) May 1, 2009 or (ii) six months following a Change in Reporting Relationship or (b) by the Company without Cause if prior to (a)(i) or (ii) above; provided, however, Executive’s right to receive continuation of salary and health benefits will lapse if Executive’s employment is not terminated (for any reason) prior to June 1, 2009. The foregoing severance benefits are subject to Executive (a) remaining in continuous employment (other than as a result of being terminated by the Company without Cause) with the Company through the earlier of May 1, 2009 and six months following a Change in Reporting Relationship, (b) complying with all post-termination covenants, including non-competition, non-solicitation, confidentiality and non-disparagement and (c) within 30 days of termination of employment, entering into a waiver and release agreement with the Company.

Termination of Executive for Cause	“Cause” shall exist if any willful act or willful omission, other than as a result of Executive’s disability, that represents a breach of any of the terms of the Agreement to the material detriment of WellCare or the Company; bad faith by Executive in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of Executive’s disability, to the material detriment of WellCare or the Company; or Executive’s conviction of, or pleading guilty or nolo contendre to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.

Section 409A	In the event that any of the foregoing payments to be made upon termination of employment is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, such payments will be delayed for six months and one day if Executive is a “specified employee” for Section 409A purposes.